                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              WYMAN-GORDON COMPANY
                                       AT
                              $20.00 NET PER SHARE
                                       BY
                             WGC ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                           PRECISION CASTPARTS CORP.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 18, 1999 UNLESS THE OFFER IS EXTENDED.

                                                                    May 21, 1999

To:  Brokers, Dealers, Commercial Banks,
    Trust, Companies and Other Nominees:

    We have been appointed by WGC Acquisition Corp. (the "Purchaser"), a Massachusetts corporation and a wholly-owned subsidiary of Precision Castparts Corp., an Oregon corporation ("PCC"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of Common Stock, $1.00 par value (the "Shares"), of Wyman-Gordon Company, a Massachusetts corporation (the "Company"), for $20.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 21, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed for your information and for forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase dated May 21, 1999;

        2. The Letter of Transmittal to be used in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

        3. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

        5. Letter from Wyman-Gordon Company with attached Schedule 14D-9 (without exhibits);

        6. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  Return envelope addressed to The Bank of New York.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 18, 1999 UNLESS THE OFFER IS EXTENDED.

    Please note the following:

        1.  The tender price is $20.00 per Share, net to you in cash.

        2.  The Offer is being made for all of the outstanding Shares.

        3. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least 66 2/3 percent of the outstanding Shares (on a fully diluted basis).

        4. The Board of Directors of the Company has approved the Offer and the Merger (as defined in the Offer to Purchase) and determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and recommends that the stockholders of the Company accept the Offer.

        5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at one of the book-entry transfer facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Depositary prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth on the back cover page of the Offer to Purchase.

    Additional copies of the above documents may be obtained from the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          SCHRODER & CO. INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF THE PURCHASER, PCC, THE COMPANY OR THE DEPOSITARY, OR AS AGENT OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO, OR USE ANY DOCUMENT IN CONNECTION WITH, THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND THE DOCUMENTS INCLUDED HEREWITH.

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